Exhibit 99.2      Press Release


PRESS RELEASE
August 29, 2003

                                 For further information contact:
                                 David M. Bradley
                                 Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                                 825 Central Avenue
                                 Fort Dodge, Iowa 50501
                                 515-576-7531


                NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that the Company declared a regular quarterly cash dividend of $0.21 per share on the Company's common stock for the fiscal quarter ended September 30, 2003. The dividend will be payable to all stockholders of record as of September 16, 2003 and will be paid on October 7, 2003.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 10 full service locations in Fort Dodge, Nevada, Ames, Burlington, Mount Pleasant, Perry and Ankeny, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa. The Bank recently opened its tenth branch office in Clive, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".